Exhibit 99.1

Appalachian Bancshares, Inc. Reports Third Quarter Results

Assets Grow to $898 Million

ELLIJAY, GA, October 26, 2007 – Appalachian Bancshares, Inc. (NASDAQ:APAB), holding company for Appalachian Community Bank and Appalachian Community Bank, F.S.B., today announced that total assets grew to $898.0 million, as of September 30, 2007, compared to $742.8 million on September 30, 2006, an increase of 20.9%. Total loans, net of allowance, were $744.0 million, an increase of $158.6 million, or 27.1%, when compared with $585.4 million on September 30, 2006. Deposits grew to $766.7 million as of September 30, 2007, an increase of $167.4 million, or 27.9%, when compared to $599.3 million on September 30, 2006.

Tracy Newton, President and Chief Executive Officer, stated that, “We continue to see exceptional growth in our balance sheet, with our total assets approaching $900 million. Also, we continue to see benefits from our investment in expanding our network of branches, which has helped us to increase, both, deposits and total loans, by over 27% since last year.”

Net income for the first nine months of 2007 was $4,467,000, or $0.85 per diluted share, a 2.4% increase in net income when compared to $4,362,000, or $0.83 per diluted share, for the same period in 2006. Net income for the third quarter of 2007 was $1,407,000, or $0.27 per diluted share, a 1.4% increase in net income when compared to $1,388,000, or $0.26 per diluted share, for the same period in 2006.

Annualized return on average shareholders’ equity was 8.62% for the nine months ended September 30, 2007, compared to 9.44% for the nine months ended September 30, 2006. Annualized return on average assets was 0.71% for the nine months ended September 30, 2007, compared to 0.92% for the nine months ended September 30, 2006.

Mr. Newton commented that, “Given the current market environment, we are pleased with the returns we have seen through the third quarter. As is the case throughout much of the banking industry, we have experienced a year-over-year increase in our non-performing loans. Our board of directors and management continue to review and analyze the economic circumstances in each of our markets and our related loan portfolios, and we will continue to closely monitor our loan concentrations and our relevant lending policies and procedures. With this proactive approach to date, we feel confident that our loan loss reserves remain adequate.”

Mr. Newton commented further that, “We also are excited about the recent appointment of Danny Dukes as our new Chief Financial Officer. Danny’s background and experience will be a very valuable addition to our management team, and we believe that we have the right team in place to handle any changing market conditions and to capitalize on our expanded network of branches.”

The net interest margin was 4.76% for the nine months ended September 30, 2007, compared to 5.09% for the same period a year ago.

Total revenue, net of interest expense, was $10.9 million and $31.8 million for the quarter and nine-month period ended September 30, 2007, respectively. This represented increases of 21% and 26.3% over the same periods in 2006.

Book value per share stood at $13.66 at September 30, 2007, compared to $12.54 per share at September 30, 2006, an increase of approximately 8.9%.

Conference Call

The Company will hold a conference call on Friday, October 26, 2007, at 11:00 a.m. ET, to discuss its financial results and strategic initiatives and to entertain questions. Listeners will be able to participate in the question-and-answer session. The telephone number for the conference call is 1-877-407-9210. The conference call also will be available by webcast, through the Company’s website, www.apab.com, by clicking on the Investor Relations’ section. A replay of the call will be archived on the Company’s website for one year.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, and Appalachian Community Bank, F.S.B., a federally-chartered thrift. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank, and in Whitfield County, Georgia, under the trade name of Banco Fuerza) and Appalachian Community Bank, F.S.B., provides a full range of community banking services to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, President and Chief Executive Officer, or Danny Dukes, Chief Financial Officer at (706) 276-8160, with any questions or requests for additional information.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Summary Results of Operations Data:
Interest income	$18,529	$14,124	$53,059	$37,699
Interest expense	9,154	6,188	25,380	15,350

Net interest income	9,375	7,936	27,679	22,349
Provision for loan losses	677	751	2,260	2,459

Net interest income after provision for loan losses	8,698	7,185	25,419	19,890
Noninterest income	1,499	1,049	4,131	2,846
Noninterest expense	8,085	6,355	22,817	16,266

Income before taxes	2,112	1,879	6,733	6,470
Income tax expense	705	491	2,266	2,108

Net income	$1,407	$1,388	$4,467	$4,362

Per Share Data:
Net income, basic	$0.27	$0.27	$0.85	$0.85
Net income, diluted	0.27	0.26	0.85	0.83
Book value	13.66	12.54	13.66	12.54

Weighted average number of shares outstanding:
Basic	5,298,509	5,169,202	5,256,568	5,160,226
Diluted	5,298,509	5,290,563	5,270,801	5,282,110

Performance Ratios:
Return on average assets(1)	0.63%	0.80%	0.71%	0.92%
Return on average equity(1)	7.84%	8.70%	8.62%	9.44%
Net interest margin(1) (2)	4.58%	4.96%	4.76%	5.09%
Efficiency ratio(3)	74.35%	70.73%	71.73%	64.56%

Growth Ratios and Other Data:
Percentage change in net income	1.37%		2.41%
Percentage change in diluted net income per share	3.85%		2.41%

	At September 30,
	2007	2006
Summary Balance Sheet Data:
Assets	$898,027	$742,786
Average earning assets QTD	820,311	640,065
Average earning assets YTD	784,442	592,156
Investment securities	78,768	71,983
Mortgage loans held for sale	4,187	—
Loans, net of unearned income	752,988	592,618
Allowance for loan losses	8,966	7,172
Deposits	766,726	599,348
Short-term borrowings	9,125	42,514
Accrued interest	1,979	1,202
Federal Home Loan Bank advances	37,450	25,500
Subordinated long-term capital notes	6,186	6,186
Other liabilities	4,266	3,150
Shareholders’ equity	72,295	64,886

Asset Quality Ratios:
Nonperforming loans to total loans	0.77%	0.44%
Nonperforming assets to total assets	0.82%	0.39%
Net charge-offs to average total loans	0.14%	0.26%
Allowance for loan losses to nonperforming loans	154.08%	277.98%
Allowance for loan losses to total loans	1.19%	1.21%

Growth Ratios and Other Data:
Percentage change in assets	20.90%
Percentage change in loans	27.06%
Percentage change in deposits	27.93%
Percentage change in equity	11.42%
Loans to deposits ratio	98.21%

(1)	Annualized.
(2)	Taxable equivalent.
(3)	Computed by dividing noninterest expense by the sum of the net interest income and noninterest income.

APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$17,546	$13,305	$50,152	$35,235
Interest on securities:
Taxable securities	719	584	2,116	1,683
Nontaxable securities	165	161	475	508
Interest on deposits with other banks	9	6	73	24
Interest on federal funds sold	90	68	243	249

Total Interest Income	18,529	14,124	53,059	37,699

Interest Expense
Interest on deposits	8,553	5,592	23,659	13,793
Interest on federal funds purchased, short-term notes and securities sold under agreements to repurchase	79	187	191	343
Interest on Federal Home Loan Bank advances	389	275	1,129	848
Interest on subordinated long-term capital notes	133	134	401	366

Total Interest Expense	9,154	6,188	25,380	15,350

Net Interest Income	9,375	7,936	27,679	22,349
Provision for loan losses	677	751	2,260	2,459

Net Interest Income After Provision for Loan Losses	8,698	7,185	25,419	19,890

Noninterest Income
Customer service fees	586	413	1,647	1,200
Mortgage origination commissions	483	391	1,476	942
Other operating income	430	245	1,008	704

Total Noninterest Income	1,499	1,049	4,131	2,846

Noninterest Expenses
Salaries and employee benefits	4,870	3,820	13,808	9,690
Occupancy, furniture and equipment expense	937	733	2,700	1,900
Other operating expenses	2,278	1,802	6,309	4,676

Total Noninterest expense	8,085	6,355	22,817	16,266

Income before income taxes	2,112	1,879	6,733	6,470
Income tax expense	705	491	2,266	2,108

Net Income	$1,407	$1,388	$4,467	$4,362

Earnings Per Common Share
Basic	0.27	0.27	0.85	0.85
Diluted	0.27	0.26	0.85	0.83

Cash Dividends Declared Per Common Share	—	—	—	—

Weighted Average Shares Outstanding
Basic	5,298,509	5,169,202	5,256,568	5,160,226
Diluted	5,298,509	5,290,563	5,270,801	5,282,110

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)

	September 30, 2007	December 31, 2006	September 30, 2006
Assets
Cash and due from banks	$11,280	$7,940	$28,403
Interest-bearing deposits with other banks	509	541	5,058
Federal funds sold	728	3,107	8,583

Cash and Cash Equivalents	12,517	11,588	42,044

Securities available-for-sale	78,768	74,725	71,983

Mortgage loans held for sale	4,187	—	—

Loans, net of unearned income	752,988	631,786	592,618
Allowance for loan losses	(8,966)	(7,670)	(7,172)

Net Loans	744,022	624,116	585,446
Premises and equipment, net	31,868	23,412	22,562
Accrued interest	9,666	8,157	6,587
Cash surrender value on life insurance	8,690	8,438	8,361
Intangibles, net	2,315	2,197	2,228
Other assets	5,994	5,581	3,575

Total Assets	$898,027	$758,214	$742,786

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing deposits	$62,877	$53,422	$57,509
Interest-bearing deposits	703,849	597,712	541,839

Total Deposits	766,726	651,134	599,348

Short-term borrowings	9,125	4,738	42,514
Accrued interest	1,979	1,454	1,202
Federal Home Loan Bank advances	37,450	25,050	25,500
Subordinated long-term capital notes	6,186	6,186	6,186
Other liabilities	4,266	2,889	3,150

Total Liabilities	825,732	691,451	677,900

Shareholders’ Equity
Preferred Stock, 20,000,000 shares authorized, none issued	—	—	—
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,294,026 shares issued at September 30, 2007, 5,280,497 shares issued at December 31, 2006 and 5,252,197 shares issued at September 30, 2006	53	53	53
Paid-in capital	44,039	43,870	43,722
Retained earnings	28,228	23,761	22,118
Accumulated other comprehensive loss	(25)	(221)	(307)
Treasury stock, at cost (-0- shares at September 30, 2007, 75,973 shares at December 31, 2006 and September 30, 2006)	—	(700)	(700)

Total Shareholders’ Equity	72,295	66,763	64,886

Total Liabilities and Shareholders’ Equity	$898,027	$758,214	$742,786